Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON REPORTS FOURTH QUARTER
AND FISCAL YEAR 2012 RESULTS

•	Fourth quarter 2012 reported EPS $0.51; adjusted[1] EPS $0.55

•	Comparable fourth quarter 2011 reported and adjusted[1] EPS $0.26

•	Overall fourth quarter operating margin was 4.0%

•	Repurchased 3.2 million shares for $50 million in fourth quarter

•	Fiscal 2012 reported EPS $1.58; adjusted[1] EPS $1.91

•	Comparable fiscal 2011 reported EPS $1.97; adjusted[1] EPS $1.89

•	Record sales of $33 billion in fiscal 2012

•	Repurchased 12.5 million shares for $230 million in fiscal 2012

•	Liquidity totaled $2.0 billion at September 29, 2012

•	Board declares $0.10 special dividend and a 25% increase on regular dividend

1 Adjusted EPS is explained and reconciled to comparable GAAP measure at the end of this release.

Springdale, Arkansas – November 19, 2012 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Fourth Quarter		12 Months
	2012	2011	2012	2011
Sales	$8,373	$8,404	$33,278	$32,266
Operating Income	332	172	1,248	1,285

Net Income	181	95	576	733
Less: Net Loss Attributable to Noncontrolling Interest	(4)	(2)	(7)	(17)
Net Income Attributable to Tyson	$185	$97	$583	$750

Reported Net Income Per Share Attributable to Tyson	$0.51	$0.26	$1.58	$1.97
Adjusted[1] Net Income Per Share Attributable to Tyson	$0.55	$0.26	$1.91	$1.89

“Our earnings for the fourth quarter and fiscal year indicate that Tyson Foods is rising above the noise of commodity markets to produce solid, more consistent results,” said Donnie Smith, Tyson's president and chief executive officer. “It has taken us several years and a lot of work to get to this point, and although there is much more to be done, I believe we have reached a new level of sustainable performance.

“While fiscal 2012 wasn't a record EPS year, I think it was our best year - certainly our best effort to date. Our team members didn't make excuses; they made a difference, and they made money. This allowed us to buy back stock throughout the year, including $50 million in the fourth quarter, and to reinvest in our business at a record level while strengthening our balance sheet. Our strong balance sheet, liquidity position and a desire to return cash to shareholders led the Board of Directors to declare a special dividend and to increase the regular dividend by 25%. The Board's action is reflective of our increased profitability and the investments we've made in the company.

“Our accomplishments, reinvestment in our business and record sales in fiscal 2012 were achieved in difficult market conditions. Fiscal 2013 is likely to be equally if not more difficult, but there will always be challenging circumstances in this business. It's our job to accelerate growth by focusing on innovation, serving our customers and developing our team members, whatever the market conditions may be. While we're proud of what we've accomplished, we now have higher expectations, and maintaining the status quo is not an option. We will adapt, we will evolve and we will grow.”

Segment Performance Review (in millions)

Sales
(for the fourth quarter and 12 months ended September 29, 2012, and October 1, 2011)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2012	2011	Change	Change	2012	2011	Change	Change
Chicken	$3,016	$2,859	(3.5)%	9.4%	$11,591	$11,017	(3.6)%	9.2%
Beef	3,432	3,516	(12.5)%	11.6%	13,755	13,549	(11.3)%	14.4%
Pork	1,319	1,430	5.0%	(12.2)%	5,510	5,460	2.4%	(1.5)%
Prepared Foods	805	827	—%	(2.6)%	3,237	3,215	(0.9)%	1.6%
Other	43	64	n/a	n/a	167	127	n/a	n/a
Intersegment Sales	(242)	(292)	n/a	n/a	(982)	(1,102)	n/a	n/a
Total	$8,373	$8,404	(3.9)%	4.0%	$33,278	$32,266	(4.3)%	7.7%

Operating Income (Loss)
(for the fourth quarter and 12 months ended September 29, 2012, and October 1, 2011)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2012	2011	2012	2011	2012	2011	2012	2011
Chicken	$116	$(82)	3.8%	(2.9)%	$446	$164	3.8%	1.5%
Beef	117	118	3.4%	3.4%	218	468	1.6%	3.5%
Pork	68	113	5.2%	7.9%	417	560	7.6%	10.3%
Prepared Foods	39	28	4.8%	3.4%	181	117	5.6%	3.6%
Other	(8)	(5)	n/a	n/a	(14)	(24)	n/a	n/a
Total	$332	$172	4.0%	2.0%	$1,248	$1,285	3.8%	4.0%
Outlook
Our continued capital investment in our businesses, strong liquidity and reduced interest expense has put us in a strong position as we begin a challenging fiscal 2013. The drought conditions in the summer of 2012 reduced grain supplies, which will result in higher input costs as well as increased costs for cattle and hog producers. USDA data indicates in fiscal 2013 overall domestic protein production (chicken, beef, pork and turkey) is expected to decrease 2% compared to fiscal 2012, which should continue to support improved pricing. The following is a summary of the fiscal 2013 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity, share repurchases and dividends:

•
Chicken - Current USDA data shows U.S. chicken production will be down slightly in fiscal 2013. Due to the reduced crop supply, we expect higher grain costs in fiscal 2013 compared to fiscal 2012 of approximately $600 million. However, the capital investment and significant operational, mix and pricing improvements we have made in our Chicken segment have better positioned us to adapt to rising grain prices. For fiscal 2013, we anticipate our Chicken segment will remain profitable, but could be below our normalized range of 5.0%-7.0%.

•
Beef - We expect to see a reduction of industry fed cattle supplies of 2-3% in fiscal 2013 as compared to fiscal 2012. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. We anticipate beef exports will remain strong. For fiscal 2013, we believe our Beef segment will remain profitable, but could be below our normalized range of 2.5%-4.5%.

•
Pork - We expect industry hog supplies in fiscal 2013 to be flat compared to fiscal 2012 and pork exports to remain strong. For fiscal 2013, we believe our Pork segment will be in or above our normalized range of 6.0%-8.0%.

•
Prepared Foods - We expect operational improvements and increased pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. For fiscal 2013, we believe our Prepared Foods segment will remain in its normalized range of 4.0%-6.0%.

Outlook Continued

•
Sales - We expect fiscal 2013 sales to increase to approximately $35 billion mostly resulting from price increases related to decreases in domestic availability of protein and rising raw material costs.

•
Capital Expenditures - Our preliminary capital expenditures plan for fiscal 2013 is approximately $550 million. The reduction in planned capital expenditures from fiscal 2012 is primarily a result of an anticipated rise in working capital needs in fiscal 2013. Once we gain more visibility into our working capital needs, or should forecasted conditions change, we may raise our capital expenditures target. We will continue to make significant investments in our production facilities for high return operational efficiencies, other profit improvement projects and development of our foreign operations.

•	Net Interest Expense - We expect fiscal 2013 net interest expense will approximate $140 million.

•
Debt and Liquidity - We do not have any significant maturities of debt due until October 2013. We may use our available cash to repurchase notes when available at attractive rates. Total liquidity at September 29, 2012, was $2.0 billion, well above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases - We expect to continue repurchasing shares under our share repurchase plan. In fiscal 2012, we repurchased 12.5 million shares for approximately $230 million. As of September 29, 2012, 35.2 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

•
Dividends - On November 15, 2012, the Board of Directors declared a special dividend of $0.10 per share on our Class A common stock and $0.09 per share on our Class B common stock. Additionally, the Board increased the quarterly dividend previously declared on August 3, 2012, to $0.05 per share on our Class A common stock and $0.045 per share on our Class B common stock. Both the special dividend and the increased quarterly dividend are payable on December 14, 2012, to shareholders of record at the close of business on November 30, 2012. The Board also declared a quarterly dividend of $0.05 per share on our Class A common stock and $0.045 per share on our Class B common stock, payable on March 31, 2013, to shareholders of record at the close of business on March 1, 2013.

Segment Performance Review
Chicken Segment Results

in millions	Three Months Ended			12 Months Ended
	September 29, 2012	October 1, 2011	Change	September 29, 2012	October 1, 2011	Change
Sales	$3,016	$2,859	$157	$11,591	$11,017	$574
Sales Volume Change			(3.5)%			(3.6)%
Average Sales Price Change			9.4%			9.2%
Operating Income	$116	$(82)	$198	$446	$164	$282
Operating Margin	3.8%	(2.9)%		3.8%	1.5%
Fourth quarter and 12 months of fiscal 2012

•	Included a non-cash impairment charge of $15 million related to non-core assets in China
Fourth quarter and 12 months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
Sales Volume – The decrease in sales volumes in the fourth quarter and 12 months of fiscal 2012 was largely due to the impact of domestic production cuts we made in late fiscal 2011 and maintained throughout fiscal 2012, in order to balance our supply with forecasted customer demand. For the 12 months, these production cuts reduced our total domestic slaughter pounds by approximately 4%. The decrease in domestic slaughter pounds was partially offset by increases in international sales volumes and open-market meat purchases.

•	Average Sales Price – The increase in average sales price is primarily due to mix changes and price increases associated with reduced industry supply and increased input costs.

•
Operating Income – Operating income was positively impacted by increases in average sales price, improved mix and operational improvements. These increases were partially offset by increased grain and feed ingredients costs of $30 million and $320 million for the fourth quarter and 12 months of fiscal 2012, respectively. Increases in other growout operating costs of $50 million also negatively impacted operating income for the 12 months of fiscal 2012. Additionally, our foreign start-up businesses in Brazil and China incurred operating losses of approximately $45 million and $105 million for the fourth quarter and 12 months of fiscal 2012, respectively, which included $15 million for the impairment of non-core assets.

•
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to grain and energy purchases. These amounts exclude the impact from related physical purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2012	$(3)	$(25)
2011	(31)	41
Improvement/(Decline) in operating results	$28	$(66)

Beef Segment Results

in millions	Three Months Ended			12 Months Ended
	September 29, 2012	October 1, 2011	Change	September 29, 2012	October 1, 2011	Change
Sales	$3,432	$3,516	$(84)	$13,755	$13,549	$206
Sales Volume Change			(12.5)%			(11.3)%
Average Sales Price Change			11.6%			14.4%
Operating Income	$117	$118	$(1)	$218	$468	$(250)
Operating Margin	3.4%	3.4%		1.6%	3.5%
Fourth quarter and 12 months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
Average sales price increased for the fourth quarter and 12 months of fiscal 2012 due to price increases associated with increased livestock costs. Sales volume decreased for the fourth quarter and 12 months of fiscal 2012 due to reductions in live cattle processed and outside tallow purchases. Operating income decreased for the 12 months of fiscal 2012 due to higher fed cattle costs and periods of reduced demand for beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased employee related operating costs.

•
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live cattle. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2012	$10	$31
2011	(1)	(41)
Improvement in operating results	$11	$72

Pork Segment Results

in millions	Three Months Ended			12 Months Ended
	September 29, 2012	October 1, 2011	Change	September 29, 2012	October 1, 2011	Change
Sales	$1,319	$1,430	$(111)	$5,510	$5,460	$50
Sales Volume Change			5.0%			2.4%
Average Sales Price Change			(12.2)%			(1.5)%
Operating Income	$68	$113	$(45)	$417	$560	$(143)
Operating Margin	5.2%	7.9%		7.6%	10.3%
Fourth quarter and 12 months – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income –

•
Average sales price decreased for the fourth quarter and 12 months of fiscal 2012 due to increased domestic availability of pork products, which drove lower live hog costs. Operating income decreased in the fourth quarter and 12 months of fiscal 2012 due to compressed pork margins caused by the excess domestic availability of pork products. We were able to maintain strong operating margins for the 12 months of fiscal 2012 by maximizing our revenues relative to the live hog markets, partially due to strong export sales and operational and mix performance.

•
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live hogs. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2012	$15	$66
2011	(17)	(32)
Improvement in operating results	$32	$98

Prepared Foods Segment Results

in millions	Three Months Ended			12 Months Ended
	September 29, 2012	October 1, 2011	Change	September 29, 2012	October 1, 2011	Change
Sales	$805	$827	$(22)	$3,237	$3,215	$22
Sales Volume Change			—%			(0.9)%
Average Sales Price Change			(2.6)%			1.6%
Operating Income	$39	$28	$11	$181	$117	$64
Operating Margin	4.8%	3.4%		5.6%	3.6%
Fourth quarter – Fiscal 2012 vs Fiscal 2011

•	Sales and Operating Income – Operating margins were positively impacted by lower raw material costs, which were partially offset by a decrease in average sales prices.
12 months – Fiscal 2012 vs Fiscal 2011

•
Sales and Operating Income – Operating margins were positively impacted by lower raw material costs of $75 million and increased average sales prices, which were partially offset by lower volumes and increased operational costs of approximately $30 million, largely due to costs related to revamping our lunchmeat business and the start-up of a new pepperoni plant. Because many of our sales contracts are formula based or shorter-term in nature, we typically offset changing input costs through pricing. However, there is a lag time for price changes to take effect, which is what we experienced during fiscal 2011.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		12 Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Sales	$8,373	$8,404	$33,278	$32,266
Cost of Sales	7,803	8,013	31,118	30,067
Gross Profit	570	391	2,160	2,199

Selling, General and Administrative	238	219	912	914
Operating Income	332	172	1,248	1,285
Other (Income) Expense:
Interest income	(3)	(3)	(12)	(11)
Interest expense	40	55	356	242
Other, net	(6)	(5)	(23)	(20)
Total Other (Income) Expense	31	47	321	211
Income before Income Taxes	301	125	927	1,074
Income Tax Expense	120	30	351	341
Net Income	181	95	576	733
Less: Net Loss Attributable to Noncontrolling Interest	(4)	(2)	(7)	(17)
Net Income Attributable to Tyson	$185	$97	$583	$750

Weighted Average Shares Outstanding:
Class A Basic	288	299	293	303
Class B Basic	70	70	70	70
Diluted	363	375	370	380
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.53	$0.27	$1.64	$2.04
Class B Basic	$0.48	$0.24	$1.48	$1.84
Diluted	$0.51	$0.26	$1.58	$1.97
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth	(0.4)%		3.1%
Margins: (Percent of Sales)
Gross Profit	6.8%	4.7%	6.5%	6.8%
Operating Income	4.0%	2.0%	3.8%	4.0%
Net Income	2.2%	1.1%	1.7%	2.3%
Effective Tax Rate	39.9%	24.1%	37.9%	31.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 29, 2012	October 1, 2011
Assets
Current Assets:
Cash and cash equivalents	$1,071	$716
Accounts receivable, net	1,378	1,321
Inventories	2,809	2,587
Other current assets	145	156
Total Current Assets	5,403	4,780
Net Property, Plant and Equipment	4,022	3,823
Goodwill	1,891	1,892
Intangible Assets	129	149
Other Assets	451	427
Total Assets	$11,896	$11,071

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$515	$70
Accounts payable	1,372	1,264
Other current liabilities	943	1,040
Total Current Liabilities	2,830	2,374
Long-Term Debt	1,917	2,112
Deferred Income Taxes	558	424
Other Liabilities	549	476

Total Tyson Shareholders’ Equity	6,012	5,657
Noncontrolling Interest	30	28
Total Shareholders’ Equity	6,042	5,685

Total Liabilities and Shareholders’ Equity	$11,896	$11,071

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	12 Months Ended
	September 29, 2012	October 1, 2011
Cash Flows From Operating Activities:
Net income	$576	$733
Depreciation and amortization	499	506
Deferred income taxes	140	86
Loss on early extinguishment of debt	167	—
Other, net	52	67
Net change in other current assets and liabilities	(247)	(346)
Cash Provided by Operating Activities	1,187	1,046

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(690)	(643)
Purchases of marketable securities	(58)	(146)
Proceeds from sale of marketable securities	47	66
Proceeds from notes receivable	—	51
Other, net	41	28
Cash Used for Investing Activities	(660)	(644)

Cash Flows From Financing Activities:
Payments on debt	(993)	(500)
Net proceeds from borrowings	1,116	115
Purchase of redeemable noncontrolling interest	—	(66)
Purchases of Tyson Class A common stock	(264)	(207)
Dividends	(57)	(59)
Other, net	27	59
Cash Used for Financing Activities	(171)	(658)

Effect of Exchange Rate Change on Cash	(1)	(6)

Increase (Decrease) in Cash and Cash Equivalents	355	(262)
Cash and Cash Equivalents at Beginning of Year	716	978
Cash and Cash Equivalents at End of Period	$1,071	$716

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		12 Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Reported net income per share attributable to Tyson	$0.51	$0.26	$1.58	$1.97

Less: $11 million gain on sale of interests in an equity method investment	—	—	—	(0.03)
Less: $21 million reversal of reserves for foreign uncertain tax positions	—	—	—	(0.05)
Add: $167 million loss on early extinguishment of debt	—	—	0.29	—
Add: $15 million impairment of non-core assets in China	0.04	—	0.04	—

Adjusted net income per share attributable to Tyson	$0.55	$0.26	$1.91	$1.89

Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	12 Months Ended
	September 29, 2012	October 1, 2011

Net income	$576	$733
Less: Interest income	(12)	(11)
Add: Interest expense	356	242
Add: Income tax expense	351	341
Add: Depreciation	443	433
Add: Amortization (a)	17	29
EBITDA	$1,731	$1,767

Total gross debt	$2,432	$2,182
Less: Cash and cash equivalents	(1,071)	(716)
Total net debt	$1,361	$1,466

Ratio Calculations:
Gross debt/EBITDA	1.4x	1.2x
Net debt/EBITDA	0.8x	0.8x

(a)	Excludes the amortization of debt discount expense of $39 million and $44 million for the 12 months ended September 29, 2012, and October 1, 2011, respectively, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and services to customers throughout the United States and approximately 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, November 19, 2012. To listen live via telephone, call 888-455-8283. International callers dial 210-839-8865. The pass code "Tyson Foods" will be required to join the call. A telephone replay will be available until December 21, 2012, at 800-238-0581. International callers may access the replay at 402-220-9694. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 29, 2012, Annual Report filed on Form 10-K.